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                                                                   EXHIBIT 10.6
                        ADMINISTRATIVE SERVICES AGREEMENT


         THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") dated as of July 19, 1999, is entered into by SHOPKO STORES, INC., a Wisconsin corporation ("ShopKo") and PROVANTAGE HEALTH SERVICES, INC., a Delaware corporation ("ProVantage").

                                    RECITALS

         WHEREAS, ProVantage provides health benefit management and health information technology products and services to the health care industry (the "ProVantage Business"); and

         WHEREAS, this Agreement is entered into in conjunction with an initial public offering of ProVantage's common stock, $.01 par value per share (the "ProVantage IPO"); and

         WHEREAS, after the ProVantage IPO, ProVantage will continue to need certain administrative services to be provided by ShopKo to ProVantage with respect to the operation of the ProVantage Business for a period of time from and after the Closing Date (as hereafter defined); and

         WHEREAS, the parties desire to enter into an agreement to provide for such services.

         NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties contained herein, the parties agree as follows:





                                    ARTICLE I


                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the indicated meanings:

         "Base Fee" means the amount identified on Exhibit A attached hereto. The Base Fee shall be paid for the Services described hereunder, exclusive of any Service Upgrades.

         "Closing Date" means the date the ProVantage IPO is closed.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

         "Services" means those corporate, administrative and technical services to be provided by ShopKo to ProVantage as set forth in Exhibit A attached hereto, and as the same may be amended and revised from time to time in accordance with the terms hereof.

                                   ARTICLE II

                                    SERVICES

         Section 2.1. Scope of Services. In consideration of the Base Fee, ShopKo shall continue to provide the various administrative support services currently provided by ShopKo, as listed on Exhibit A to this Agreement currently provided to ProVantage.

         Section 2.2. Service Upgrades. The parties acknowledge that modifications, upgrades, and additions to the administrative services described herein may be necessary to adequately service the ProVantage Business (collectively, "Service Upgrades"). Charges for Service Upgrades are not included in the Base Fee. The parties agree to negotiate in good faith regarding any Service Upgrades. It is the intention of the parties that to the extent practicable, ShopKo will use reasonable efforts to provide ProVantage with any reasonable Service Upgrades requested by ProVantage, and that the parties will negotiate reasonable fees, reimbursement rates or other charges to adequately compensate ShopKo for the Service Upgrades.

         Section 2.3. Limitations. Notwithstanding the foregoing, the nature and scope of the Services shall not be greater than that which ShopKo provided to ProVantage prior to the Closing Date and shall not be greater than, or interfere with, those services which ShopKo provides during the term of this Agreement to its own internal organization. Any upgrades and improvements of such services that ShopKo provides to its own internal organization will be made available to ProVantage at ShopKo's election. ProVantage agrees that its requests for Services shall be reasonable, as to both the nature and the timing of the Services to be provided.

         Section 2.4. Location of Services. Except as expressly contemplated by the terms of this Agreement, the Services to be performed are contemplated to be performed by ShopKo from Green Bay, Wisconsin, or such other location as determined by ShopKo in its sole discretion.

         Section 2.5. Staffing. In consultation with ProVantage, ShopKo shall determine both the staffing required and particular personnel assigned to perform the Services, including but not limited to clerical staff, technicians, professionals or otherwise.

         Section 2.6. Access. ProVantage agrees to grant access to representatives of ShopKo to ProVantage's facilities and its employees, agents and consultants to provide the Services provided for under this Agreement, as necessary.

         Section 2.7. Subsidiaries. The parties hereto agree that (i) the Services to be provided to ProVantage under this Agreement will, at ProVantage's request, be provided to subsidiaries of ProVantage and (ii) ShopKo may satisfy its obligation to provide or procure the Services hereunder by causing one or more of its subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any subsidiary of ProVantage,
(i) ProVantage agrees to pay on behalf of such subsidiary all amounts payable by or in respect of such Services and (ii) references in this Agreement to ProVantage shall be deemed to include such subsidiary.

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         Section 2.8. Subcontractors. ShopKo may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement. ShopKo shall require such subcontractors, as a condition to their engagement, to agree to be bound by the provisions substantially identical to those included in this Agreement. Subject to Section 5.5 hereof, ShopKo shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to ProVantage.

         Section 2.9. Reports; Books and Records. ShopKo shall maintain for and provide ProVantage with or shall cause to be maintained for and provided to ProVantage data or reports requested by ProVantage relating to (i) benefits paid to or on behalf of ProVantage employees under ShopKo employee benefit plans, including, but not limited to, financial statements, claims history and census information, (ii) information relating to the Services that is required to satisfy any reporting or disclosure requirement, and (iii) other information, including accounting reports, relating to the Services, as may be kept by ShopKo in the ordinary course of its business. ShopKo shall provide such reports, or cause such reports to be provided, to ProVantage within a reasonable period of time after it is requested.

         Section 2.10. Delegation. ProVantage hereby delegates to ShopKo final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of employee benefit plans in which ProVantage has elected to participate and which are administered by ShopKo under this Agreement (collectively, the "Employee Plans"). ShopKo may further delegate such authority to plan administrators to:

         (i) provide administrative and other services;

         (ii) reach factually supported conclusions consistent with the terms of the Employee Plans;

         (iii) make a full and fair review of each claim, denial, and decision related to the provision of benefits provided or arranged for under the Employee Plans, pursuant to the requirements of ERISA, if within sixty (60) days after receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions. The administrator shall notify the claimant in writing of its decision on review. Such notice shall satisfy all ERISA requirements relating thereto; and

         (iv) notify the claimant in writing of its decision on review.

                                   ARTICLE III

                            FEES, BILLING AND PAYMENT

         Section 3.1. Fees. ProVantage agrees that in consideration of the Services described in this Agreement, ProVantage shall pay ShopKo the Base Fee as amended and revised from time to time. The entire Base Fee shall be paid by ProVantage for each period, regardless of whether any particular services were performed by ShopKo during such period. ProVantage shall also pay ShopKo for all Service Upgrades in accordance with agreed upon rates and fees.

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         In addition, ProVantage shall reimburse ShopKo for all direct and identifiable costs and third-party disbursements incurred by ShopKo in performing the Services. In the event that any Services are terminated during a fiscal year, payments shall be made for such Services through the effective date of cancellation, said payments to be a pro rata portion of the charges for such Services. ProVantage shall also pay ShopKo for any reimbursable costs incurred with respect to such Services prior to cancellation of such Services, plus ProVantage shall compensate ShopKo for any long-term commitments or investments made by ShopKo in reliance upon this Agreement, provided ProVantage has approved any such costs, commitments or investments in advance. The parties acknowledge that no such costs, commitments or investments exist as of the date of this Agreement.

         Section 3.2. Billing. ProVantage shall pay the Base Fee for Services rendered within each month during the term of this Agreement. No invoices for the Base Fee shall be sent, and no backup documentation shall be required for the Services included in the Base Fee. The fees for Service Upgrades shall be invoiced monthly by the thirtieth (30th) calendar day of the calendar month next following the calendar month in which the Service Upgrades were performed. Such invoices shall specify the value of Service Upgrades determined in accordance with the agreed upon arrangements, and shall be accompanied by supporting detail for all Reimbursable Costs and Service Upgrades.

         Section 3.3. Payment. Payment for all Services provided hereunder shall be as follows:

         (a) For so long as ShopKo beneficially owns directly or indirectly at least 51% of the combined voting power of ProVantage, ShopKo may bill and charge ProVantage's intercompany account at the end of each four or five week accounting period for all fees and Reimbursable Costs hereunder.

         (b) At such time as ShopKo no longer beneficially owns directly or indirectly at least 51% of the combined voting power of ProVantage, ProVantage shall pay for all amounts incurred during each four or five week accounting period within ten (10) days following the end of each such period. In the event a written statement is sent by ShopKo, payment shall be made within ten (10) days following receipt of such statement.

         Section 3.4. Taxes. ProVantage will reimburse ShopKo for all sales, use or excise taxes levied on amounts payable by ProVantage to ShopKo pursuant to this Agreement, provided that ProVantage shall not be responsible for remittance of such taxes to applicable tax authorities. ProVantage shall not be responsible for any ad valorem, income, franchise, privilege, value added or occupational taxes of ShopKo. ShopKo shall cooperate with ProVantage's efforts to identify taxable and nontaxable portions of amounts payable pursuant to this Agreement (including segregation of such portions on invoices) and to obtain refunds of taxes paid, where appropriate. ProVantage may furnish ShopKo with certificates or other evidence supporting applicable exemptions from sales, use or excise taxation.

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                                   ARTICLE IV

                                TERM OF AGREEMENT

         Section 4.1. Effective Date and Term. The initial term of this Agreement shall commence on the Closing Date and, except as otherwise provided below, continue until January 31, 2001. This Agreement will be renewed automatically thereafter for successive one-year terms unless either ProVantage or ShopKo elects not to renew this Agreement by giving the other party written notice of its intention not to renew the Agreement not less than ninety (90) days prior to the end of the then current term. Either party may terminate any specified Service under the prior notice provision in Section 4.3(c).

         Section 4.2. Annual and Interim Reviews. On or about the first anniversary of the Closing Date and annually thereafter until termination, ShopKo and ProVantage agree that they will review the scope and pricing of the Services being provided as of the applicable annual review date. Interim reviews may also be scheduled by either party upon providing 30 days advance written notice. Each such review and any resulting amendment of this Agreement will be undertaken in good faith and with as much advance notification, lead time and discussion as is reasonable under the circumstances, in the spirit of providing appropriate services to ProVantage at a fair cost and without undue burden to ShopKo. Accordingly, before any termination or significant alteration of the scope of Services is made, the parties shall take into account all elements of cost, inconvenience and other direct and indirect impact on both parties of terminating or altering the Services.

         Section 4.3. Termination. This Agreement and the scope of the Services may be reduced, suspended, or terminated as follows:

              (a) Either party hereto may terminate this Agreement immediately upon written notice to the other party (i) in the event of the other party's voluntary bankruptcy or insolvency, (ii) in the event that the other party shall make an assignment for the benefit of creditors, or
         (iii) in the event that a petition shall have been filed against the other party under a bankruptcy law, a corporate reorganization law or any other law for relief of debtors (or other law similar in purpose or effect).

              (b) If either party hereto (the "Defaulting Party") shall fail adequately to perform in any material respect any of its material obligations under this Agreement, whether voluntarily or involuntarily or as a result of any law or regulation or otherwise, the other party hereto shall have the option to terminate this Agreement upon sixty
         (60) days' written notice (which shall be reduced to thirty (30) days' written notice in the event of a failure to make payment in accordance with the terms hereof) to the Defaulting Party specifying the respects in which the Defaulting Party has so failed to perform its obligations under this Agreement, unless during such period the Defaulting Party shall have substantially remedied the default therein specified.

              (c) Either party may, at any time prior to the expiration of this Agreement or any extension thereof, terminate any of the Services upon one hundred twenty (120) days'

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         prior written notice from the party desiring such termination. For purposes of this Section 4.3(c), Services may only be terminated as to a category for which there is a specified charge on Exhibit A unless the other party agrees to a partial Services reduction and a corresponding reduction in the appropriate charge is agreed between the parties.

         Section 4.4. Transition Assistance. Prior to and following the termination of this Agreement or the provisions of any of the Services, including any Service terminated pursuant to Section 4.3(c), ShopKo shall provide, at ProVantage's request and expense, transition services for a period of 180 days with respect to the terminated Services and assistance in engaging or training another person or persons to provide such Services or their equivalent. ShopKo shall provide ProVantage full access to all records and other information relating to the Services provided by ShopKo immediately preceding such termination.

                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.1. Independent Contractor Status. ShopKo shall perform the Services hereunder as an independent contractor. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto, or, except to the extent provided in Section 2.11, constitute or be deemed to constitute any party as the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose. Each party shall be responsible for any injury or death to its own employees, including all workers' compensation claims or liabilities resulting therefrom, and each such party shall remain responsible for reporting its income and paying its own taxes.

         Section 5.2. Confidentiality. The parties each agree that they will not divulge to any third party, or to any person within each respective corporation who does not have a need to know, any confidential matters relating to each other's business and the businesses of the other party's customers, vendors, employees or competitors which may become known by reason of performance of the Services described in this Agreement; provided, however, that the obligations of either party under this section shall not apply to information which has been in the public domain or becomes in the public domain without breach of this Agreement or which a party is legally obligated to disclose. The obligations of the parties hereto set forth in this section shall survive the expiration or termination of this Agreement for a period of one (1) year.

         Section 5.3. Key Employees. During the term of this Agreement and for a period of two years thereafter:

              (a) neither ProVantage nor any of its direct or indirect subsidiaries (whether now owned or hereafter acquired) shall solicit for hire any employees of ShopKo or any of ShopKo's direct or indirect subsidiaries (other than ProVantage and its subsidiaries), and

              (b) neither ShopKo nor any of its direct or indirect subsidiaries (other than ProVantage and its subsidiaries) shall solicit for hire any employees of ProVantage or any of its direct or indirect subsidiaries.

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         This covenant may be waived only with the prior written consent of the other party.

         Nothing in this Section 5.3 shall be deemed or construed to prevent solicitation, recruitment or hiring of any employee of the other party who first initiates contact with the soliciting, recruiting or hiring party, provided that neither party shall engage in any activity intended to encourage the other party's employees to initiate such contact. General advertisements shall not be deemed violative of this restriction.

         Section 5.4. Force Majeure. Each party shall be excused for failure to perform any part of this Agreement due to events beyond its control, including but not limited to fire, storm, flood, earthquake, explosion, accident, riots and other civil disturbances, sabotage, strikes or other labor disturbances, injunctions, transportation embargoes or delays, failure of performance of third parties necessary for the parties' performance under this Agreement, or the laws or regulations of the federal, state or local government or breach or agency thereof; provided, however, no force majeure event shall excuse the obligation of the party claiming the benefit of a force majeure event from paying the applicable fees for any services provided by the other party.

         Section 5.5. Standard of Performance; Remedies; Consequential Damages. In performing its obligations under this Agreement, ShopKo represents that it will use the same standard of care and good faith as it uses in performing services for its own account. ShopKo agrees to exercise reasonable diligence to correct errors or deficiencies in the Services provided by it hereunder. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SHOPKO MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF THIS AGREEMENT AND THE SERVICES TO BE PROVIDED HEREUNDER. The sole remedy of ProVantage for any claim relating to the performance or nonperformance of the Services shall be a refund by ShopKo to ProVantage of any charges or fees paid for the applicable Services. In addition, in no event shall either party be liable to the other for special, punitive, incidental or consequential damages arising out of this Agreement.

         Section 5.6. Notice. Any notice, request, designation, direction, demand, election, acceptance or other communication shall be in writing and shall be effective and deemed to have been given when it is (i) mailed postage prepaid, by certified first class mail, return receipt requested, addressed to a party and received by such party; (ii) hand or courier delivered; or (iii) sent by telecopy with receipt confirmed, as follows:

         If to ShopKo,

         ShopKo Stores, Inc.
         700 Pilgrim Way
         Green Bay, WI 54307
         Telecopy: (920) 429-4225
         Attention: General Counsel

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        If to ProVantage,

        ProVantage Health Services, Inc.
        13555 Bishops Court, Suite 201
        Brookfield, WI 53005
        Telecopy: (414) 641-3770
        Attention: Vice President, Legal Affairs

        Any party may from time to time designate another address to which notice or other communication shall be addressed or delivered to such party and such new designation shall be effective on the later of (i) the date specified in the notice or (ii) receipt of such notice by the intended recipient.

        Section 5.7. Assignability; Successor and Assigns. Neither party hereto shall assign this Agreement in whole or in part without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of and shall be binding upon the successor and permitted assigns of the parties hereto.

        Section 5.8. No Third Party Beneficiaries. Each of the provisions of this Agreement is for the sole and exclusive benefit of the parties hereto respectively, as their interests may appear, and shall not be deemed for the benefit of any other person or entity or group of persons or entities.

        Section 5.9. Severability. If any term or condition of this Agreement shall be held invalid in any respect, such invalidity shall not affect the validity of any other term or condition hereof.

        Section 5.10. Applicable Law. This Agreement shall be construed under the laws of the State of Wisconsin and the rights and obligations of the parties shall be determined under the substantive law of Wisconsin, without giving effect to Wisconsin's conflict of law rules or principles.

        Section 5.11. Amendment or Modification. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties, or in the case of a waiver, by the party waiving compliance. Any waiver by either party hereto of any condition, or of the breach of any provision or term in any one or more instances shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision or term of this Agreement.

        Section 5.12. Construction. Descriptive headings to sections and paragraphs are for convenience only and shall not control or affect the meaning or construction of any provisions in this Agreement.

        Section 5.13. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute an original, and both of which, when taken together, shall constitute one and the same instrument.

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        Section 5.14. Look-Back. The parties acknowledge that the intent of this
Agreement is to accurately capture the scope and nature of the administrative services provided to ProVantage by ShopKo as of the date hereof, so that such services may continue uninterrupted for the term of this Agreement. Both parties have made a good faith attempt to identify all of the administrative services provided to ProVantage by ShopKo as of the date hereof. If, however, it is later determined that the parties unintentionally omitted a description of services or charges therefor, both parties shall negotiate in good faith to amend this Agreement to include such services and charges, and charges and credits for such additional services shall be retroactive back to the commencement date of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

                          SHOPKO STORES, INC.


                          By: /s/  Richard D. Schepp
                             --------------------------------------------------
                             Richard D. Schepp, Sr. Vice President, General Counsel/Secretary


                          PROVANTAGE HEALTH SERVICES, INC.


                          By: /s/  Jeffrey A. Jones
                             --------------------------------------------------
                            Jeffrey A. Jones
                            Executive Vice President and Chief Operating Officer



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                                    Services



-------------------------------------------------------------------------------------------------------------------
                                                                      Fiscal Year          Fiscal Period Base Fee
                                                                     1999 Base Fee             For Fiscal 1999
------------------------------------------------------------------------------------------------------------------

Chief Financial Officer
------------------------------------------------------------------------------------------------------------------

     Treasury Services                                                     20,000                     1,667
------------------------------------------------------------------------------------------------------------------

         Payroll processing
------------------------------------------------------------------------------------------------------------------

         Insurance administration
------------------------------------------------------------------------------------------------------------------

         Cash management
------------------------------------------------------------------------------------------------------------------

     Accounting Services                                                   80,000                     6,666
------------------------------------------------------------------------------------------------------------------

         Monthly general ledger processing and financial
         statement preparation
------------------------------------------------------------------------------------------------------------------

         Accounts payable  processing
------------------------------------------------------------------------------------------------------------------

         Income, sales and use and property tax preparation
------------------------------------------------------------------------------------------------------------------

         Appropriation and fixed asset processing
------------------------------------------------------------------------------------------------------------------

         Assistance in financial and capital planning
------------------------------------------------------------------------------------------------------------------

                                                                          100,000                     8,333
------------------------------------------------------------------------------------------------------------------

General Corporate Services                                                100,000                     8,333
------------------------------------------------------------------------------------------------------------------

Sr. Vice President Human Resources
------------------------------------------------------------------------------------------------------------------

     Personnel                                                             50,000                     4,167
-----------------------------------------------------------------------------------------------------------------

     Legal Affairs                                                         25,000                     2,033
------------------------------------------------------------------------------------------------------------------

                                                                           75,000                     6,250
-----------------------------------------------------------------------------------------------------------------

Overhead cost related to above (payroll taxes & benefits,
insurance, 401(k), profit sharing, etc.                                   100,000                     8,334
------------------------------------------------------------------------------------------------------------------
TOTAL                                                                    $375,000                   $31,250
----------------------------------------------------------------------------------------------------------------------


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